EXHIBIT 10(iii) 17
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     Amendment NUMBER FIVE to IT Corporation
     Retirement Plan (1993 Restatement)

     The IT Corporation Retirement Plan (1993 Restatement) shall be amended as set forth herein:

     A. The first sentence of Section 8.2 shall be amended, effective July 1, 1995, to read as follows:

     The Vested Interest of each Participant in his Company Fixed
     Contribution Account, Discretionary Company Contribution Account, and Matching Contribution Account shall be determined on the basis of the Participant's Years of Service, in accordance with the following schedule.

     B. Section 7.10(e) shall be amended, effective January 1, 1997, by the addition of the following at the end thereof:

     Notwithstanding the foregoing, Employees compensated on an hourly basis may, but only while still actually employed by the Company, choose to make a required loan repayment for a month by sending a check to the Company's Human Resources Department, if their income during such month is insufficient to cover required deductible loan repayments. Failure to make such payments will result in a default on the loan as described above.

     C. A new Article XX shall be added, effective January 1, 1997, to read as follows:

                        ARTICLE XX

     SPECIAL PROVISIONS REGARDING ACCOUNTS TRANSFERRED FROM THE GRADIENT 401(K) PROFIT-SHARING PLAN.

     Section 20.1.  In General.  The following special provisions in this
     Article XX shall be effective as of January 1, 1997, and shall apply under the Plan to any Eligible Employee with an account under the Gradient 401(k) Profit-Sharing Plan ("Gradient Plan").

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     Section 20.2.  Application of Vesting Provisions.  The vesting rules under Article VIII hereof shall be applied as follows. Any Eligible Employee with at least three (3) Years of Service recognized under the Gradient Plan as of December 31, 1996, shall have a Vested Interest under this Plan that is at least as favorable as the vesting percentage they would have achieved were the vesting schedule under the Gradient Plan to remain in effect; provided that the foregoing shall be applied taking into account Section 20.03 hereof. Other Eligible Employees shall be fully subject to Article VIII hereof for all amounts contributed to this Plan on their behalf; provided that in respect of amounts contributed prior to January 1, 1997, under the Gradient Plan, they shall retain at least the same vested percentage as they achieved under the Gradient Plan through December 31, 1996, taking into account Section 20.3 hereof.

     Section 20.3.  Computation of Service.  Eligible Employees under this
     Section 20.3 shall have Years of Service computed pursuant to Section
     2.54 hereof. However, each Eligible Employee shall automatically receive credit for one Year of Service for the period from his or her anniversary date in 1996 through December 31, 1996, without regard to actual Hours of Service performed.


     IN WITNESS WHEREOF, this instrument of Amendment is executed this 13th day of May, 1997.

                                     IT CORPORATION



                                     By:          /S/
                                         __________________________
                                         Anthony J. DeLuca
                                         President and Acting Chief
                                           Executive Office


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